Philip Magri, Esq.

January 21, 2020

Two Hands Corporation

33 Davis Avenue, Level 2

Toronto, ONT M4M 2A9

Attn: Board of Directors

Re:        2,000,000 shares of Common Stock

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Two Hands Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”). The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by Crown Bridge Partners, LLC, a New York limited liability company (the “Selling Stockholder”), of up to 2 million (2,000,000) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable to Selling Stockholder pursuant to the terms of that certain Equity Purchase Agreement, dated January 20, 2020 (the “Agreement”), between the Company and the Selling Stockholder (the “Shares”).

The offering of the Shares by the Selling Stockholder will be as set forth in the prospectus contained in the Registration Statement, as amended, and deemed effective under the Securities Act by the Commission.

In rendering these opinions, we have examined the Company’s Certificate of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, including but not limited to, the Agreement, and such other records, instruments and documents as we have deemed advisable in order to render these legal opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

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As a result of and subject to the foregoing, we are of the opinion that upon their issuance to Selling Stockholder pursuant to the terms and conditions of the Agreement, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The foregoing opinions are qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from officers and directors of the Company, and other sources believed by us to be responsible.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock or the agreements and instruments addressed herein, or in the Registration Statement. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Magri Law, LLC
Magri Law, LLC

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